Exhibit 99.1

WIZE PHARMA RECEIVES IRB APPROVAL OF PHASE IV STUDY PROTOCOL FOR
LO2A IN SYMPTOMATIC TREATMENT OF DRY EYE SYNDROME IN PATIENTS WITH
SJÖGREN’S SYNDROME

-	LO2A is already approved in Israel for the treatment of dry eye syndrome (DES) and sales are expected to commence in Israel in 2018

-	LO2A has demonstrated symptomatic improvement of DES associated with Sjögren’s syndrome (Sjögren’s) in a prior study and is approved for this indication in the Netherlands

HOD HASHARON, Israel, February 20, 2018 - Wize Pharma, Inc. (OTCQB: WIZP), a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, today announced it has received Institutional Review Board (IRB) approval for the protocol of its planned Phase IV study. This will be a Phase IV randomized, double-blind, placebo-controlled study of LO2A versus Alcon’s Systane® Ultra UD, an over-the-counter lubricant eye drop product used to relieve dry and irritated eyes. The study will take place in Israel and will evaluate the safety and efficacy of LO2A for symptomatic improvement of DES in 60 adult patients with Sjögren’s. Enrolled patients will be randomized in a 1:1 ratio to one of two treatment groups, LO2A or Systane® Ultra UD. Drops will be administered topically to the eye over a three month period.

This Phase IV study is designed to support Wize’s clinical approval pathway for LO2A for the treatment of DES in patients with Sjögren’s within certain markets including the U.S., China, Ukraine and Israel. The study is expected to begin enrolling patients in the first quarter of 2018. Wize currently does not have sufficient funds to conduct such study. The commencement of such study is contingent upon Wize’s ability to either raise capital or debt.

LO2A currently has regulatory approval for DES in Israel, where sales are anticipated to begin for Wize in 2018. The global DES treatment market was valued at approximately $3.7 billion in 2017 and is expected to grow to $4.9 billion by 2022 according to Market Scope.

“IRB approval marks an important milestone in our clinical development program of LO2A for the treatment of DES in Sjögren’s patients. LO2A has previously demonstrated efficacy in providing symptomatic improvement of dry eye associated with Sjögren’s in a clinical trial in Hungary and has been approved for this indication in the Netherlands. We look forward to commencing our Phase IV study, aiming to advance towards regulatory approvals for treatment of patients suffering from DES and Sjögren’s in multiple markets where the formula is not yet available including eventually the United States,” stated Wize’s Chairman, Ron Mayron.

LO2A is also being evaluated in an ongoing Phase II randomized, double-blind, placebo-controlled multi-center study in Israel in the treatment of DES in patients with moderate to severe conjunctivochalasis (CCH). Wize expects this Phase II trial to complete patient enrollment in the second quarter of 2018. The completion of such trial is contingent upon Wize’s ability to either raise capital or debt.

About DES and Sjögren’s

DES is caused by the reduced production and/or improper quality of tear film. One of the causes of reduced tear production is Sjögren’s, a chronic autoimmune disease that is estimated to affect up to 4 million people in the U.S. In patients with DES and Sjögren’s, the absence of adequate tear production disrupts the normal function of the tear film in protecting the surface of the eye, resulting in increased friction that damages the integrity of the corneal and conjunctival surface.

About Wize

Wize Pharma, Inc. is a clinical-stage biopharmaceutical company currently focused on the treatment of ophthalmic disorders, including DES. Wize has in-licensed certain rights to purchase, market, sell and distribute a formula known as LO2A, a drug developed for the treatment of DES, and other ophthalmological illnesses, including Conjunctivochalasis (CCH) and Sjögren's.

LO2A is currently registered and marketed by its inventor in Germany and Switzerland for the treatment of DES, in Hungary for the treatment of DES and CCH and in the Netherlands for the treatment of DES and Sjögren's. Wize's strategy involves engaging local or multinational distributors to handle the distribution of LO2A. Wize is currently conducting a Phase II trial of LO2A for DES in patients with CCH and plans to commence a Phase IV study for LO2A for DES in patients with Sjögren's.

Forward Looking Statements

Wize cautions you that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as "expect," "intend," "plan," "anticipate," "believe," and "will," among others. For example, when we discuss our market potential, we are using a forward-looking statement. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Wize's current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks related to the substantial debt that we have incurred; our needs for additional financing; our dependence on a single compound, LO2A and on the continuation of our license to commercialize LO2A; our inability to expand our rights under our license of LO2A; the initiation, timing, progress and results of our trials and product candidate development efforts; our ability to advance LO2A into clinical trials or to successfully complete our preclinical studies or clinical trials; our receipt of regulatory approvals for LO2A, and the timing of other regulatory filings and approvals; the clinical development, commercialization and market acceptance of LO2A; our ability to establish and maintain corporate collaborations; the implementation of our business model and strategic plans for our business and product candidates; the scope of protection we are able to establish and maintain for intellectual property rights covering LO2A and our ability to operate our business without infringing the intellectual property rights of others; estimates of our expenses, future revenues, and capital requirements; competitive companies, technologies and our industry; and statements as to the impact of the political and security situation in Israel on our business. More detailed information about the risks and uncertainties affecting Wize is contained under the heading "Risk Factors" included in Wize's Registration Statement on Form S-1 filed with the SEC on February 6, 2018, and in other filings that Wize has made and may make with the SEC in the future. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Wize does not undertake any obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.